Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: July 6, 2011	Charles N. Funk	Gary J. Ortale
	President & CEO	EVP & CFO
	319.356.5800	319.356.5800

MIDWESTONE FINANCIAL GROUP COMPLETES REPAYMENT OF TARP CAPITAL

Iowa City (July 6, 2011) -- MidWestOne Financial Group, Inc. (NASDAQ: MOFG), parent company of MidWestOne Bank, today announced that, on July 6, 2011, it completed the redemption of the 16,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Department of the Treasury (the Treasury) in conjunction with MidWestOne's participation in the Capital Purchase Program of the Troubled Asset Relief Program (TARP) for a total of $16.1 million, consisting of $16.0 million of principal and $0.1 million of accrued and unpaid dividends.
“We accepted TARP funds in early 2009 when our national economy was in significant turmoil.  We believed that this provided what we termed 'comfort capital' to assure that we would continue to serve all of our customers' borrowing needs,” said Charles N. Funk, President and CEO.  “We are very pleased to have repaid TARP out of our internal funds without issuing common stock or incurring holding company debt.  We believe MidWestOne has a bright future and we look forward to continuing to serve our many customers in Eastern and South Central Iowa.”
One of approximately 700 U.S. banks to participate in the Capital Purchase Program, MidWestOne issued the 16,000 shares of preferred stock to the Treasury in February 2009. During the investment period, MidWestOne paid an aggregate of approximately $2.0 million in dividends (including accrued dividends through the repayment date) to the Treasury.
The Preferred Stock had a carrying value of $15.8 ($16 million net of a $0.2 million unaccreted discount) on the Company's balance sheet. As a result of the redemption, the Company has accelerated accretion of the discount and recorded it as a reduction in retained earnings. Additionally, the reduction will be treated as a charge against net income available to common shareholders in the results of operations for the third quarter of 2011 in the same manner as that for preferred dividends. It is projected that this adjustment will reduce third quarter net earnings available to common shareholders by approximately 2 cents per share.
The Treasury continues to hold a warrant to buy 198,675 shares of common stock in MidWestOne Financial Group, Inc., which was also issued in connection with MidWestOne's participation in the Capital Purchase Program. MidWestOne intends to negotiate for the repurchase of the warrant; however, the repurchase price is subject to these negotiations and there is no assurance that the warrant will be repurchased.

(More)

Exhibit 99.1

About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary, MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. MidWestOne Financial Group intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength of the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and fees; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company's loan and securities portfolios, demand for loan products and deposit flows;(5) changes in the assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates; (6) the effects of competition and the overall demand for financial services in the Company's market areas; (7) the Company's ability to implement new technologies and develop and maintain secure and reliable electronic systems; (8) changes in accounting principles, policies, and guidelines; (9) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as a part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; and (10) other risk factors detailed from time to time in filings made by the Company with the SEC